Exhibit 99.2

Syzygy Entertainment Ltd.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
December 31, 2006

				Proforma	Proforma
	Syzygy	Rounders	Combined	Adjustments	Consolidated
Current assets
Cash and cash equivalents	$374	$-	$374		$374
Deposits with agents	-	304,466	304,466		304,466
Accounts receivable, net	9,553	-	9,553	38,000	47,553
Prepaid expenses	4,500	27,237	31,737		31,737
Inventory	19,612	-	19,612		19,612
Current assets	34,039	331,703	365,742	38,000	403,742
Property and equipment, net	398	742,007	742,405		742,405
Goodwill				-	-
Deposit	-	13,000	13,000		13,000
Total assets	$34,437	$1,086,710	$1,121,147	$38,000	$1,159,147

Current liabilities
8% convertible debentures	$-	$500,000	$500,000		$500,000
8% convertible note payable	-	200,000	200,000		200,000
Convertible debt - related party	16,500	-	16,500		16,500
Accounts payable	5,393	76,342	81,735		81,735
Accounts payable - related party	5,375	167,257	172,632		172,632
Accrued expenses	-	137,683	137,683		137,683
Total liabilities	27,268	1,081,282	1,108,550	-	1,108,550

Shareholders' Equity
Preferred stock, no par value;
20,000,000 shares authorized,
none issued and outstanding	-	-	-		-
Common stock, no par value;
2,000,000,000 shares authorized,
38,013,000 issued and outstanding	40,071	50,000	90,071	2,420,098	2,510,169
Additional paid-in capital	-	2,453,000	2,453,000	(2,453,000)	-
Stock subscription receivable	-	(38,000)	(38,000)	38,000	-
Accumulated deficit	(32,902)	(2,459,572)	(2,492,474)	32,902	(2,459,572)
Total stockholders' equity	7,169	5,428	12,597	38,000	50,597
Total liabilities and stockholders' equity	$34,437	$1,086,710	$1,121,147	$38,000	$1,159,147

Syzygy Entertainment Ltd.
Unaudied Pro Forma Combined Consolidated Statement of Operations
Year ended December 31, 2006

				Proforma	Proforma
	Syzygy	Rounders	Combined	Adjustments	Consolidated

Sales	$164,578	$380,382	$544,960		$544,960
Costs and expenses:
Cost of sales	104,207	-	104,207		104,207
Advertising and promotion	-	1,604,478	1,604,478		1,604,478
Licensing fees	-	140,000	140,000		140,000
Depreciation expense	-	13,409	13,409		13,409
Interest expense	1,938	570	2,508		2,508
Other selling, general and administrative exp	82,950	1,081,497	1,164,447		1,164,447
Total costs and expenses	189,095	2,839,954	3,029,049	-	3,029,049

Net loss	$(24,517)	$(2,459,572)	$(2,484,089)	$-	$(2,484,089)

Net loss per share, basic and diluted					$(0.07)

Assumed weighted average shares outstanding					38,013,000

SYZYGY ENTERTAINMENT, LTD.

SIGNIFICANT NOTES AND ASSUMPTIONS TO THE PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(1)
The accompanying unaudited pro forma condensed combined consolidated financial information show the financial statements of Syzygy Entertainment, Ltd. (“Syzygy”) and the combined financial statements of Rounders Ltd. and The Game International TCI, Ltd. (“Rounders”) that was acquired pursuant to a Stock Exchange Agreement dated as of February 16, 2007. The pro forma adjustments to the balance sheet give effect to the acquisition as if it occurred on December 31, 2006. The acquisition has been accounted for using the purchase method of accounting and has been treated as the acquisition of Rounders by Syzygy with Rounders as the purchaser (reverse acquisition).